EXHIBIT (4)(ii)

         WAIVER AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

     This Waiver and Amendment No. 2 to Credit Agreement ("Amendment No. 2") dated as of April 20, 1995 is made by and among SPX Corporation, a Delaware corporation (the "Borrower"), each of the Lenders and The First National Bank of Chicago, individually and as agent for the Lenders.

                         R E C I T A L S

     A. The parties hereto are party to a certain Credit Agreement dated as of March 24, 1994 (as heretofore amended, the "Credit Agreement"). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

     B. The parties hereto desire to enter into this Amendment No. 2 in order to (a) amend Section 6.13 of the Credit Agreement to permit the Borrower to divest its subsidiary corporation, SPX Credit Corporation; (b) amend Section
6.24 of the Credit Agreement to increase the maximum all-in fixed rate required for interest rate protection; (c) amend Section 2.7 and Section 6.32 of the Credit Agreement to make certain changes with respect to permitted repurchases of Subordinated Notes; (d) amend Section 6.29.2 of the Credit Agreement as more fully described hereinafter and (e) waive currently existing Defaults under the Credit Agreement more fully described hereinafter.

     NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the Agent, the Lenders and the Borrower agree as follows:
     1.   Amendments.

     1.1  Amendment of Section 2.7.   Section 2.7  of the Credit Agreement
shall be amended by:

     (i)  Inserting the word "and" after the semicolon at the end of clause
(c)(i) .

     (ii) Deleting clause (c)(ii) in its entirety and inserting the following in lieu thereof:

          "(ii) in an amount equal to 100% of the aggregate Net Available Proceeds in excess of $1,000,000 realized upon all Asset Dispositions in any fiscal year of the Borrower (other than any sale or disposition of SPX Credit), such reduction to be effective concurrently with the receipt thereof by the Borrower or any Subsidiary."

     (iii)Deleting clause (c)(iii) in its entirety.

     1.2 Amendment of Section 6.13. Section 6.13 of the Credit Agreement shall be amended by inserting the following additional sentence at the end of Section 6.13:

     "The sale or other disposition of all or substantially all of the stock or assets of SPX Credit shall not be deemed to be a sale or disposition subject to or prohibited by the terms of this Section 6.13 provided that the Borrower shall receive cash consideration in connection with disposition of not less than the greater of (i) $65,000,000 or (ii) 90% of the book value of Credit as of the time of such sale or disposition."

     1.3 Amendment of Section 6.24.Section 6.24 of the Credit Agreement shall be amended by deleting the percentage "eight percent (8.0%)" where it appears therein and inserting the percentage "ten percent (10.0%)" in lieu therefor.

     1.4 Amendment of Section 6.29.2. Section 6.29.2(b) of the Credit Agreement is deleted in its entirety and the following is added in substitution therefor:

     "(b) During the Alternate Permanent Facility Term, maintain an Interest Expense Coverage Ratio of not less than the following for the following respective periods:

          Period                                       Ratio

          As of the end of each the second and
          third fiscal quarters in fiscal year 1995,
          for the trailing four fiscal quarter period
          then ended                                   2.25 to 1.0

          As of the end of the fourth
          fiscal quarter in fiscal year 1995,
          for the trailing four fiscal quarter period
          then ended                                   2.5 to 1.0

          As of the end of each fiscal quarter in
          fiscal years 1996 and 1997, for the
          trailing four fiscal quarter period
          then ended                                   3.0 to 1.0

          As of the end of each fiscal quarter in
          fiscal year 1998 and each fiscal year
          thereafter, for the trailing four fiscal quarter
          period then ended                            3.5 to 1.0"

          1.5 Amendment of Section 6.32. Section 6.32 of the Credit Agreement is deleted in its entirety and the following is added in substitution therefor:

     " 6.32. Subordinated Debt Documents. The Borrower will not make any amendment or modification of any Subordinated Debt Documents, nor shall the Borrower directly or indirectly voluntarily prepay, defease, or in substance defease, purchase, redeem, retire, or otherwise acquire any of the Indebtedness evidenced by the Subordinated Notes provided that the Borrower may purchase, redeem, retire or otherwise acquire any of the indebtedness evidenced by the Subordinated Notes in an aggregate amount not exceeding the sum of
(a) $25,000,000, (b) the Net Available Proceeds from the sale or disposition of SPX Credit, and (c) the aggregate Net Available Proceeds received by the Borrower in connection with the issuance of its common stock on and after April 20, 1995."

          2.   Waivers.

          2.1 By its signature below each of the undersigned Lenders hereby specifically waives any objection that it may have and any Default or Unmatured Default caused by the violation of Section 6.24 of the Credit Agreement with respect to the maximum permitted all-in fixed rate required for interest rate protection provided the rate does not exceed ten percent (10%) per annum. This specific waiver applies only to the above-specified violation.

          2.2 By its signature below each of the undersigned Lenders hereby specifically waives any objection that it may have and any Default or Unmatured Default caused by the violation of Section 6.29.2 (b) of the Credit Agreement for the fiscal quarter beginning March 31, 1995 provided the Borrower shall have maintained an Interest Expense Coverage Ratio of not less than 2.4 to 1.0 for the trailing four fiscal quarter period then ended. This specific waiver applies only to the above-specified violation.

          2.3 By its signature below each of the undersigned Lenders hereby specifically waives any objection that it may have and any Default or Unmatured Default caused by the violation of Section 6.32 of the Credit Agreement caused by the Borrower's repurchase of Subordinated Notes prior to the date hereof provided that all such purchases shall be in compliance with Section 6.32 as herein above amended. This specific waiver applies only to the above-specified violation.

          3. Representations and Warranties. The Borrower represents and warrants that: (a) this Amendment No. 2 is a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and (ii) general principals of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and (b) after giving effect to the execution of this Amendment No. 2, no Default or Unmatured Default has occurred and is continuing.

          4. Effective Date. This Amendment No. 2 shall become effective only upon receipt by the Agent (with sufficient copies for the Lenders) of this Amendment No. 2 executed by the Agent, the Lenders and the Borrower. The date upon which the above condition has been satisfied is the "Effective Date." Upon the occurrence of the Effective Date, this Amendment No. 2 shall be deemed to have become effective as of the date first written above.

          5. Effect of Amendment. Upon execution of this Amendment No. 2 and the occurrence of the Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words like import, and each reference to the Credit Agreement in any of the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby. Except as specifically set forth above, the Credit Agreement, the Exhibits and Schedules thereto and the Notes shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

          6. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument.

         7. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the date first written above.


                                        SPX CORPORATION

                                        By: /s/ Robert C. Huff

                                        Title:  Treasurer


                                        THE FIRST NATIONAL BANK OF
                                        CHICAGO, individually as a Lender and
                                        as Agent

                                        By: /s/ Patricia H. Besser

                                        Title:  Vice President/Sr. Banker


                                        THE BANK OF NEW YORK, as Lender

                                        By: /s/ John M. Lokay

                                        Title:  Vice President


                                        NBD BANK, N.A., as Lender

                                        By: /s/ William C. Goodhoe

                                        Title:  Vice President


                                        THE BANK OF NOVA SCOTIA,
                                        as Lender

                                        By: /s/ F.C.H. Ashby

                                        Title:  Senior Manager Loan Operations


                                        MICHIGAN NATIONAL BANK,
                                        as Lender

                                        By: /s/ Joseph M. Redoutey

                                        Title:  Second Vice President

                                        SUMITOMO BANK,  as Lender

                                        By: /s/ Katsuyasu Iwasawa

                                        Title:  Joint General Manager


                                        THE YASUDA TRUST & BANKING
                                        CO., LTD., as Lender

                                        By: /s/ Joseph C. Meek

                                        Title:  Vice President & Manager

                                        MITSUBISHI TRUST & BANKING
                                        CORPORATION, as Lender

                                        By: /s/ Masaaki Yamagishi

                                        Title:  Chief Manager


                                        COMERICA BANK, as Lender

                                        By: /s/ Robert M. Porterfield

                                        Title:  Vice President


                                        OLD KENT BANK & TRUST
                                        COMPANY, as Lender

                                        By: /s/ Richard K. Russo

                                        Title:  Vice President


                                        BANK OF AMERICA ILLINOIS, as
                                        Lender

                                        By:

                                        Title: